Exhibit 99.1

Flexsteel Reports Second Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--February 4, 2016--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record second quarter and fiscal year-to-date net sales and net income.

Financial Highlights for the Quarter:

  Net sales increased 9.6% to $125 million.
  Net income increased 14.6% to $5.4 million, 4.3% of net sales.

Financial Highlights for the Six Months:

  Net sales increased 12.9% to $252 million.
  Net income increased 16.4% to $11.1 million, 4.4% of net sales.

The following table compares net sales for the quarters ended December 31, (in millions):

	2015	2014	$ Change	% Change
Residential	$105.8	$94.8	$11.0	11.6%
Commercial	19.6	19.6	0.0	0.0%
Total	$125.4	$114.4	$11.0	9.6%

The following table compares net sales for the six months ended December 31, (in millions):

	2015	2014	$ Change	% Change
Residential	$212.1	$186.3	$25.8	13.8%
Commercial	39.8	36.8	3.0	8.2%
Total	$251.9	$223.1	$28.8	12.9%

Net sales were $125.4 million for the quarter ended December 31, 2015 compared to $114.4 million in the prior year quarter, an increase of 9.6%. Net sales were $251.9 million for the six months ended December 31, 2015 compared to $223.1 million in the prior year period, an increase of 12.9%. The increase in net sales was primarily for upholstered furniture and to a lesser extent ready-to-assemble furniture. As reported in the second quarter of the prior fiscal year, the Company estimated that West coast port congestion adversely impacted net sales by at least $6 million for the quarter ended December 31, 2014.

Gross margin as a percent of net sales for the quarter ended December 31, 2015 was 22.1% compared to 23.7% for the prior year quarter. For the six months ended December 31, 2015, gross margin as a percent of net sales was 22.1% compared to 23.6% for the prior period. The Company’s investment in expanding its distribution network capacity is currently negatively impacting gross margin by $0.6 million per quarter or 0.5% of net sales. The remainder of the decrease is primarily due to changes in customer and product mix.

Selling, general and administrative (SG&A) expenses were 15.5% of net sales in the current year quarter, compared to 17.1% of net sales in the prior year quarter. For the six month period ended December 31, 2015, SG&A expenses were 15.1% of net sales compared to 17.0% of net sales in the prior period. The improvement in SG&A as a percentage of net sales for the quarter and six months ended December 31, 2015 primarily reflects fixed cost leverage on higher sales volume.

The Company realized a non-taxable gain on life insurance of $0.3 million or $0.04 per share during the second quarter ended December 31, 2015, and $0.4 million or $0.06 per share during the first quarter ended September 30, 2014. The gains are included in “other income” in the Consolidated Statements of Income.

Net income was $5.4 million or $0.69 per share for the quarter ended December 31, 2015, compared to $4.7 million or $0.61 per share in the prior year quarter. For the six months ended December 31, 2015, net income was $11.1 million or $1.43 per share compared to $9.6 million or $1.25 per share in the prior year period.

Working capital (current assets less current liabilities) at December 31, 2015 was $134 million compared to $120 million at June 30, 2015. Primary changes in working capital include increases in accounts receivable of $4.7 million and other current assets of $5.5 million, decreases in inventory of $2.6 million, accounts payable of $2.5 million and current borrowings of $6.0 million. The increase in accounts receivable is due to the increase in net sales and the timing of collections. Other current assets increased primarily due to changes in tax-related items. Borrowings were reduced by $6.0 million using cash provided by operations. Capital expenditures were $5.8 million and dividend payments totaled $2.7 million.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that demand for furniture products in the United States is moderating. In addition, the prior fiscal year West coast port congestion resulted in lower second quarter net sales and higher net sales in the subsequent quarters as the congestion cleared. As a result, the Company expects moderate top line growth for the balance of the fiscal year. Residential growth is expected to continue with existing customers and products, and through product portfolio and customer base expansion. The Company believes this growth will be led by increased demand for upholstered and ready-to-assemble products. The Company is confident in its ability to take advantage of market opportunities.

The Company continues to proceed on two multi-year initiatives, designed to enhance customer experience and increase shareholder value. The Company continues to execute its logistics strategy and develop its business information system requirements. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Operating capital expenditures are estimated to be $2.6 million for the remainder of fiscal 2016. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2015	2015

ASSETS

CURRENT ASSETS:
Cash	$329	$1,282
Trade receivables, net	49,779	45,101
Inventories	111,197	113,842
Other	16,461	10,997
Total current assets	177,766	171,222

NONCURRENT ASSETS:
Property, plant, and equipment, net	66,643	64,770
Other assets	3,470	8,627

TOTAL	$247,879	$244,619

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$15,859	$18,329
Notes payable – current	5,945	11,904
Accrued liabilities	22,225	21,087
Total current liabilities	44,029	51,320

LONG-TERM LIABILITIES:
Other long-term liabilities	6,235	6,552
Total liabilities	50,264	57,872

SHAREHOLDERS’ EQUITY	197,615	186,747

TOTAL	$247,879	$244,619

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
NET SALES	$125,410	$114,386	$251,942	$223,052
COST OF GOODS SOLD	(97,726)	(87,292)	(196,389)	(170,439)
GROSS MARGIN	27,684	27,094	55,553	52,613
SELLING, GENERAL AND ADMINISTRATIVE	(19,500)	(19,592)	(37,990)	(37,982)
LITIGATION SETTLEMENT REIMBURSEMENTS	250	–	250	–
OPERATING INCOME	8,434	7,502	17,813	14,631
OTHER INCOME (EXPENSE):
Other income	116	86	67	707
Interest expense	(24)	(34)	(61)	(36)
Total	92	52	6	671
INCOME BEFORE INCOME TAXES	8,526	7,554	17,819	15,302
INCOME TAX PROVISION	(3,160)	(2,870)	(6,690)	(5,740)
NET INCOME	$5,366	$4,684	$11,129	$9,562

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,575	7,417	7,541	7,395
Diluted	7,821	7,694	7,774	7,672

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.71	$0.63	$1.48	$1.29
Diluted	$0.69	$0.61	$1.43	$1.25

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	December 31,
	2015	2014
OPERATING ACTIVITIES:
Net income	$11,129	$9,562
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,590	2,201
Stock-based compensation expense	728	1,185
Deferred income taxes	1,805	(184)
Excess tax (benefit) expense from share-based payments	(687)	41
Change in provision for losses on accounts receivable	(50)	8
Gain (loss) on disposition of capital assets	12	(21)
Gain on life insurance policies	(346)	–
Changes in operating assets and liabilities	(6,930)	(18,394)
Net cash provided by (used in) operating activities	9,251	(5,602)

INVESTING ACTIVITIES:
Net purchases of investments	(197)	(237)
Proceeds from sale of capital assets	20	26
Proceeds from life insurance policies	2,836	–
Capital expenditures	(5,848)	(30,242)
Net cash used in investing activities	(3,189)	(30,453)

FINANCING ACTIVITIES:
Dividends paid	(2,707)	(2,438)
Proceeds from issuance of common stock	1,128	518
Shares issued to employees, net of shares withheld	(164)	–
Excess tax benefit (expense) from share-based payments	687	(41)
(Repayments of) proceeds from current notes payable	(5,959)	6,481
Proceeds from long-term notes payable	–	9,514
Net cash (used in) provided by financing activities	(7,015)	14,034

Decrease in cash	(953)	(22,021)
Cash at beginning of period	1,282	22,176
Cash at end of period	$329	$155

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392